Exhibit 99.05
Southern Company
Consolidated Earnings As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2017	2016	Change	2017	2016	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,016	$998	$18	$1,944	$1,873	$71
Non-Fuel	2,761	2,750	11	5,227	5,251	(24)
Wholesale Electric Revenues	618	446	172	1,149	842	307
Other Electric Revenues	167	166	1	342	348	(6)
Natural Gas Revenues	684	—	684	2,214	—	2,214
Other Revenues	184	99	85	326	137	189
Total Revenues	5,430	4,459	971	11,202	8,451	2,751
Fuel and Purchased Power	1,303	1,212	91	2,478	2,288	190
Cost of Natural Gas	232	—	232	951	—	951
Cost of Other Sales	114	58	56	203	77	126
Non-Fuel O & M	1,301	1,099	202	2,631	2,206	425
Depreciation and Amortization	754	569	185	1,469	1,110	359
Taxes Other Than Income Taxes	308	255	53	638	511	127
Estimated Loss on Kemper IGCC	3,012	81	2,931	3,120	134	2,986
Total Operating Expenses	7,024	3,274	3,750	11,490	6,326	5,164
Operating Income	(1,594)	1,185	(2,779)	(288)	2,125	(2,413)
Allowance for Equity Funds Used During Construction	58	45	13	115	98	17
Earnings from Equity Method Investments	28	(1)	29	67	(1)	68
Interest Expense, Net of Amounts Capitalized	424	293	131	840	539	301
Other Income (Expense), net	(3)	(28)	25	(11)	(56)	45
Income Taxes	(587)	261	(848)	(273)	479	(752)
Net Income (Loss)	(1,348)	647	(1,995)	(684)	1,148	(1,832)
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	11	12	(1)	22	23	(1)
Net Income (Loss) Attributable to Noncontrolling Interests	22	12	10	17	13	4
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$(1,381)	$623	$(2,004)	$(723)	$1,112	$(1,835)

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $11.3 million and $15.8 million for the three and six months ended June 30, 2016, respectively.